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                                                                   EXHIBIT G(11)



As of March ___, 2000



VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

Attention:  Global Custody Division


Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Pooled Trust for the benefit of The All-Cap Growth Equity Portfolio (the "Portfolio") hereby appoints The Chase Manhattan Bank to provide custodial services for the Portfolio under and in accordance with the terms of the Agreement and accordingly, requests that the Portfolio be added to Schedule A and Appendix A, respectively, to the Agreement effective March ___, 2000. Kindly acknowledge your agreement to provide such services and to add the Portfolio to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.


                                          DELAWARE POOLED TRUST
                                          on behalf of
                                          The All-Cap Growth Equity Portfolio


                                          By:_________________________________
                                               David K. Downes
                                          Its: President/Chief Executive Officer
                                               Chief Operating Officer/
                                               Chief Financial Officer

AGREED:

THE CHASE MANHATTAN BANK


         By:  ______________________________
              Rosemary M. Stidmon
         Its: Vice President